EXHIBIT (H)(12)

ZIEGLER CAPITAL MANAGEMENT, LLC
200 South Wacker Drive
Suite 2000
Chicago, Illinois 60606

December 5, 2007

North Track Funds, Inc.
200 S. Wacker Drive, Suite 2000
Chicago, Illinois 60606
Attn: Board of Directors

Re:    Expense Reimbursement and Fee Waiver Commitment

Ladies and Gentlemen:

This is to confirm the commitment of Ziegler Capital Management, LLC, as investment advisor to the various mutual fund series of North Track Funds, Inc., to waive fees and/or reimburse expenses of the following funds so as to cap their annual operating expense ratios from March 1, 2008 through February 28, 2009 at the following levels:

Fund	Expense Cap
Equity Income Fund	1.15% (Class A)
1.90% (Class B and C)
1.65% (Class R)
0.90% (Class I)

Dow Jones U.S. Health Care 100 Plus Fund	1.35% (Class A)
2.10% (Class B and C)
1.10% (Class F)
1.85% (Class R)

Dow Jones U.S. Financial 100 Plus Fund	1.35% (Class A)
2.10% (Class B and C)
1.10% (Class F)
1.85% (Class R)

Strategic Allocation Fund (prior to the addition of Indirect Expenses of Underlying Funds)	0.80% (Class A) 1.55% (Class B and C)
1.30% (Class R)

Large Cap Equity Fund	1.40% (Class A)
2.15% (Class C)
1.90% (Class R)
1.15% (Class I)

In addition, Ziegler Capital Management, LLC, as investment adviser to the Wisconsin Tax-Exempt series of North Track Funds, Inc., has agreed, from March 1, 2008 to February 28, 2009, to reimburse certain expenses associated with operating the Wisconsin Tax-Exempt Fund equal in the aggregate to 0.10% of the average daily net assets of the Fund.

Very truly yours,

By: /s/ Brian K. Andrew
Title: President